Exhibit 99.3

Contact:

John Kyees

Chief Financial Officer

(415) 715-3900

bebe stores, inc. Updates Financial Outlook for Third Quarter Fiscal 2003

BRISBANE, CALIF. – April 15, 2003 – bebe stores, inc. (Nasdaq: BEBE) today announced that the Company anticipates earnings per share for the third quarter to be in the range of $0.00 to $0.02 per share.  “Earnings for the third quarter have been negatively impacted by approximately $0.8 million of charges related to abandoned information technology projects and by approximately $0.8 million in the write-off of obsolete inventory.  These charges were partially offset by a favorable legal settlement,” said John Kyees, Chief Financial Officer.

bebe stores, inc. will host a conference call on Thursday, April 24, 2003 at 9:30 A.M. Pacific Time to discuss third quarter results and guidance for future periods.  Interested parties are invited to listen to the conference by calling (888) 287-3903 and using the passcode “bebe”.  A replay of the call will be available for approximately one week by calling (888) 852-5733 and using the passcode “2323”.

bebe designs, develops and produces a distinctive line of contemporary women’s apparel and accessories, which it markets under the bebe and bebe sport brand names. bebe currently operates 177 stores in the United States and Canada as well as an online store at www.bebe.com.

The statements in this news release and on our recorded message, other than the historical financial information, contain forward-looking statements that involve risks and uncertainties that could cause actual results to differ from anticipated results.  Wherever used, the words “expect,” “plan,” “anticipate,” “believe” and similar expressions identify forward-looking statements.  Any such forward-looking statements are subject to risks and uncertainties and the company’s future results of operations could differ materially from historical results or current expectations. Some of these risks include, without limitation, miscalculation of the demand for our products, effective management of our growth, decline in comparable store sales performance, ongoing competitive pressures in the apparel industry, changes in the level of consumer spending or preferences in apparel, and/or other factors that may be described in the company’s annual report on Form 10-K and/or other filings with the Securities and Exchange Commission. Future economic and industry trends that could potentially impact revenues and profitability are difficult to predict.